Exhibit 5
                                                                 ---------

                                SECOND AMENDMENT
                                       TO
                                RIGHTS AGREEMENT
                                ----------------


         This SECOND AMENDMENT TO RIGHTS AGREEMENT ("Amendment") is dated as of March 24, 1999, and is entered into by and between Data Transmission Network Corporation, a Delaware corporation ("DTN"), and First National Bank of Omaha ("Rights Agent").

                                    RECITALS:

         A. DTN and Rights Agent are all of the present parties to that certain Rights Agreement dated as of August 29, 1997, as amended by First Amendment to Rights Agreement dated as of March 4, 1999 (as amended, the "Agreement"). Capitalized terms not defined in this Amendment shall have the meanings given to such defined terms in the Agreement.

         B. In accordance with the provisions of Section 27 of the Agreement, the members of the Board of Directors of DTN (which also presently constitute the Continuing Directors) have unanimously approved this Amendment, and the Secretary of DTN has delivered to the Rights Agent a certificate to such effect and has directed the Rights Agent to execute this Amendment as provided in the Agreement.

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth therein and herein, the parties hereto agree as follows:

         1. Amendment to Agreement.  Effective immediately,  Section 7(a) of the
Agreement is amended by deleting the date of August 29, 2007 (referred to therein as the Final Expiration Date) and substituting therefore the date of March 24, 1999. Accordingly, the Expiration Date becomes March 24, 1999, and the Rights are no longer exercisable.

         2. Binding Effect. This Amendment shall be binding upon and inure to the benefit of DTN and Rights Agent and their respective successors and permitted assigns.

         3. Superseding. From and after the date hereof, all references to the Agreement shall mean the Agreement, as amended by this Amendment.

         4. Confirmation. Except as otherwise expressly set forth in this Amendment, the Agreement is hereby ratified and confirmed and remains in full force and effect.

         5. Counterparts. This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument and any of the parties hereto may execute this Amendment by signing any such counterpart.
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         IN WITNESS WHEREOF,  the parties have executed this Amendment as of the date and year first above written.

                                   DATA  TRANSMISSION  NETWORK  CORPORATION


                                   By:    /s/  Greg T. Sloma
                                         ------------------------------
                                         Greg T. Sloma, President


                                         FIRST NATIONAL BANK OF OMAHA,
                                         as Rights Agent


                                          By:   /s/  John E. Lenihan
                                                -----------------------
                                                Name: John E. Lenihan
                                                     Title: Trust Officer

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